Exhibit 3.50

CERTIFICATE OF AMENDMENT

TO

CERTIFICATE OF LIMITED PARTNERSHIP

OF

LAKE COGEN, LTD.

To the Secretary of State

State of Florida

The undersigned general partner of LAKE COGEN, LTD., a limited partnership formed under the laws of the State of Florida (the “Limited Partnership”) does hereby certify that:

1.             The name of the Limited Partnership is:

LAKE COGEN, LTD.

2.             The date of filing of the certificate of limited partnership of the Limited Partnership is:

March 31, 1991

3.             the date of filing of the amended and restated certificate of limited partnership of the Limited Partnership (the “Amended and Restated Certificate”) is:

August 4, 1992

4.             The amendment to the Amended and Restated Certificate effected by this Certificate of Amendment is the admission, effective as of June 13, 1994, of:

Lake Interest Holdings Inc.

c/o Norcen Energy Resources Limited

715 - 5th Avenue S.W.

Calgary, Alberta

Canada T2P 2X7

as a new general partner to the Limited Partnership.

5.             NCP Lake Power Incorporated shall continue as a general partner of the Limited Partnership.

IN WITNESS WHEREOF, NCP Lake Power Incorporated a general partner of the Limited Partnership, and Lake Interest Holdings Inc. have executed this Certificate of Amendment to Certificate of Limited Partnership of LAKE COGEN, LTD. on this 12th day of July, 1994.

NCP LAKE POWER INCORPORATED

By:	/s/ David C. Brauer
	Name:	David C. Brauer
	Title:	Vice President

LAKE INTEREST HOLDINGS INC.

By:	/s/ Gordon B. Singer
	Name:	Gordon B. Singer
	Title:	Director, Vice-President and
Chief Financial Officer